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                                                                    Exhibit 16.1

June 28, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Dear Sir or Madam;

We have read the paragraphs under section (a) of Item 4 in the Form 8-K dated June 28, 2002 of Edgewater Technology, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP